Exhibit 5.1

Stephanie D. Miller
Senior Vice President,	Baxalta Incorporated
Associate General Counsel and	1200 Lakeside Drive
Corporate Secretary	Bannockburn, Illinois 60015

April 7, 2016

Baxalta Incorporated

1200 Lakeside Drive

Bannockburn, Illinois 60015

Ladies and Gentlemen:

I am Senior Vice President, Associate General Counsel and Corporate Secretary of Baxalta Incorporated, a Delaware corporation (the “Company”), and have advised the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) relating to the offer and sale by the Company (the “Exchange Offer”) of up to (i) $375,000,000 of Floating Rate Senior Notes due 2018, (ii) $375,000,000 of 2.000% Senior Notes due 2018, (iii) $1,000,000,000 of 2.875% Senior Notes due 2020, (iv) $500,000,000 of 3.600% Senior Notes due 2022, (v) $1,750,000,000 of 4.000% Senior Notes due 2025 and (vi) $1,000,000,000 of 5.250% Senior Notes due 2045 (together, the “Exchange Notes”). The Exchange Notes will be offered in exchange for a like principal amount and series of the Company’s outstanding unregistered (i) $375,000,000 of Floating Rate Senior Notes due 2018, (ii) $375,000,000 of 2.000% Senior Notes due 2018, (iii) $1,000,000,000 of 2.875% Senior Notes due 2020, (iv) $500,000,000 of 3.600% Senior Notes due 2022, (v) $1,750,000,000 of 4.000% Senior Notes due 2025 and (vi) $1,000,000,000 of 5.250% Senior Notes due 2045 (together, the “Old Notes”) pursuant to the Registration Rights Agreement, dated as of June 23, 2015 (the “Registration Rights Agreement”), by and among the Company, Baxter International Inc. and Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC and UBS Securities LLC as representatives of the initial purchasers of the Old Notes. The Registration Rights Agreement was executed in connection with the private placement of the Old Notes. The Old Notes were, and the Exchange Notes will be, issued pursuant to the Indenture, dated as of June 23, 2015, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 23, 2015, between the Company and the Trustee (collectively, the “Indenture”).

In this capacity, I, or attorneys under my supervision, have examined and relied upon such corporate and other records, instruments, certificates and documents as I have deemed necessary to render this opinion (including the Registration Statement, the Registration Rights Agreement and the Indenture).

Based upon the foregoing and subject to the qualifications and limitations set forth herein, I am of the opinion that the Exchange Notes have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to the holders in exchange for the Old Notes in the manner described in the Registration Statement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus that is part of the Registration Statement. By giving such consent, I do not hereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Stephanie D. Miller
Name: Stephanie D. Miller
Title: Senior Vice President, Associate General Counsel and Corporate Secretary